Exhibit 99.2

CARDIAC SCIENCE

Moderator: Matthew Clawson
April 27, 2005
11:00 am CT

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the Cardiac Science 2005 First Quarter Conference Call.

During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session. At that time, if you have a question, please press star then the number 1 on your telephone.

If you would like to withdraw your question, press the pound key on your telephone.

As a reminder, this conference is being recorded Wednesday, April 27, 2005.

Your speakers for today are Raymond Cohen and Roderick de Greef.

I would now like to turn the conference over to Mr. Matt Clawson from Allen & Caron.

Please go ahead, sir.

Matthew Clawson:	Thank you, Misty.

Good morning everyone and thanks for joining us for the Cardiac Science First Quarter Results Conference Call.

This morning each of you should have received a copy by email or fax of the press release announcing the preliminary results for the quarter ended March 31, 2005.

If any of you did not receive a copy of this release, please call our office at 949-474-4300 after the call, and we’ll be happy to fax or email you a copy.

Additionally, a replay of the conference call will be available on the Internet beginning within 48 hours after the call’s conclusion.

This can be access through the Company’s web site at www.cardiacscience.com.

Before we get underway, I have been asked to make the following statement.

Certain matters discussed in prepared statements on today’s call or answers that may be given to questions asked may include forward-looking statements related to the Company’s operations, the proposed merger of Quinton Cardiology Systems and Cardiac Science and the combined Companies’ future financial or business performance.

We would like to remind listeners that actual results could differ materially from those anticipated in these forward-looking statements.

Management cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause those results to differ materially - from those reflected by the forward-looking statements and should not be relied upon by investors when making an investment decision.

These risks include the risk that the proposed merger of the companies may not achieve the benefits and the savings expected from the transaction, the risk that this transaction may be completed even though materially adverse changes may occur in one or both companies, the risk that the combined Company may not be able to develop new competitive products, and the risk that the transaction may not be completed or that the closing of the transaction may be delayed due to a failure to obtain regulatory or other consents.

Statements made on this conference call should be considered in conjunction with Cardiac Science’s annual report on Form 10K, prior and subsequent quarterly reports on Form 10Q, and of course on Forms 8K, which can be located at www.sec.gov and may be requested from Cardiac Science.

We would also like to advise investors that in the coming days and weeks, Cardiac Science management will continue to meet and speak with investors and financial analysts to discuss the outlook of the Company as well as the merger.

The important - the information provided during these meetings will be publicly disclosed information only.

On the call this morning from Cardiac Science, we have Raymond Cohen, Chairman and Chief Executive Officer, and Roderick de Greef, Chief Financial Officer of the Company.

Mr. Cohen will make short statements concerning the results of operations, and plans going forward, following which there will be a question and answer period.

At this point Ray, I’d like to turn the call over to you. Good morning.

Raymond Cohen:	Good morning, Matt, and thank you. And good morning ladies and gentlemen, and thank you for joining us this morning.

Before we discuss our Q1 preliminary financial results, I’d like to make certain prepared statements with respect to the current share price and shareholder litigation.

After these prepared remarks, I will summarize the results for the quarter and then make a few additional comments about the results as well as the pending merger with Quinton Cardiology Systems.

And finally, we’ll open it up for Q&A.

With respect to the current Cardiac Science stock price, management is disappointed and puzzled by the market’s reaction since the merger announcement.

We do not claim to be experts in the vagaries of the capital markets. However, it is difficult for management to rationalize why the combination of Cardiac Science with a profitable company with approximately $90 million in revenue in 2004 namely Quinton Cardiology Systems, resulting in two companies with complementary technology, approximately $20 million in anticipated post-merger cost and interest savings, the elimination of approximately $61 million in senior debt and related warrants, and the opportunity for future growth would lead to a market discount for these companies.

With respect to the decline in the stock price, we can only speculate as to the reasons for the negative reaction. Notwithstanding the market reaction to date or the reasons underlying investor’s decision to sell shares of our common stock, management and our board of directors who are charged with the fiduciary duty to act in the best interest of our stockholders, continue to see the value of the merger with Quinton Cardiology Systems and are as enthusiastic about the merger today as when it was announced.

We are hopeful that as time passes and people have an opportunity to read the S-4 merger document and analyze what this combined Company can become, that the companies will be appropriately valued in the marketplace.

It is important for stockholders to understand that management and the board of directors of Cardiac Science remain firmly committed to this merger and to the future prospects of the combined entity, and are confident that our stockholders will vote in favor of the transaction.

This is the same sentiment you heard expressed by our colleagues at Quinton on the earnings call last Thursday.

From a timing perspective, we expect the S-4 to be filed in the next few days and after SEC review and upon the effectiveness of the S-4, we will be mailing out the proxies for the stockholder vote.

Given this timetable, we anticipate that the merger will close in the third quarter.

Over time, performance should determine stock valuation. And to that end, once the merger is completed, we expect that the combined Company under the experience and capable leadership of John Hinson will produce solid results in 2006 and beyond, and ultimately drive stockholder value.

With respect to the current litigation concerning the merger, Cardiac Science and its directors were named in several stockholder lawsuits proposed as class actions filed in Delaware and California challenging the merger.

Generally, these complaints alleged that the Company’s board of directors breached its fiduciary obligations with respect to the proposed merger with Quinton because plaintiffs believed that the board of directors did not negotiate sufficient compensation for the Company, and alleged that the directors engaged in self dealing in connection with the senior note holders.

The Company categorically disputes these allegations.

The complaints, which are in the process of being consolidated into one case in each location, seek among other things injunctive release enjoining the transaction with Quinton, in other words, an attempt to stop the merger.

They are also looking for damages if the transaction is completed and an order that the Company’s board of directors hold an auction to obtain Cardiac Science best value.

In the event that the plaintiffs in this case files a motion for preliminary injunction in an attempt to enjoin or stop the merger, final determination of such a motion will, by definition, occur prior to the closing of the merger. The Company will vigorously oppose any attempt by the plaintiff to enjoin the merger.

The Company and the directors have retained legal counsel and intend to defend the case vigorously.

The Company’s directors and officers’ insurance carrier has been notified of the filing of the complaints.

The Company’s legal costs in connection with the litigation to date have been minimal.

Let me close this particular section by saying that the company believes that these legal challenges for the merger have no merit whatsoever. And furthermore, we believe that they will be resolved prior to the consummation of the merger.

Now I would like to talk about the Q1 results and briefly comment on the goodwill impairment issue, which has delayed the release of our final results for the first quarter and then move on to summarize these results and so forth.

At December 31, 2004, we had approximately $140 million in goodwill on the balance sheet as the result of several acquisitions dating back to the year 2000. The Company’s goodwill policy requires that we test for impairment on an annual basis or whenever events or circumstances indicate that there may be an impairment. This test compares the market capitalization to the book value of the company including goodwill, which at December 31, 2004 was approximately $1.55 per share. If the market capitalization is less than the book value, additional analysis needs to be performed in order to determine whether goodwill should be impaired.

The decline in our stock price below the $1.55 level, which has occurred since the announcement of the merger with Quinton, triggered the requirement for us to do a more in-depth analysis of the fair value of the company and its goodwill.

This analysis which entails fair valuing the assets and liabilities using various valuation techniques as prescribed by SFAS 142 has been prepared by the company and is currently being reviewed by our independent registered accounting firm -- PricewaterhouseCoopers. Unfortunately, PwC has not yet completed their review, although we fully expect them to do so in advance of the May 10 quarterly filing deadline. Until PwC has completed its review of our analysis, we will be unable to comment on the likelihood or possible magnitude of any potential impairment charge or discuss any other details of our impairment analysis or assessment. Finally, any goodwill impairment would be a non-cash charge which would be represented as a separate line item in the statement of operations and appear above the loss from operations line item. In addition, goodwill and accumulated deficits on the balance sheet would be reduced correspondingly.

Okay, moving on to the preliminary results for the quarter.

Sales of our AED products, related accessories, and AED/CPR training services for the first quarter totaled $14.6 million, up 6% from the $13.6 million in the same period last year.

The increase in revenue was related to stronger sales internationally, particularly in the United Kingdom where we completed the shipment of the English Government order which was awarded in Q3 of last year. The increase in international revenue was partially offset by lower sales to US distributors reflecting the company’s shift from smaller or local dealers to large national distribution partners signed in the second half of last year. And I will talk a little more about this strategy and the issues in the next few minutes. The sequential drop in AED revenue of $5.5 million from the fourth quarter of 2004 was primarily attributable to lower OEM sales in Japan.

Total revenue for the first quarter was $15 million compared to $15.6 million in the first quarter of 2004. Revenue in the first quarter of last year included $1.4 million in sales from CPR prompt devices and the patient monitoring product lines, which we exited in the second half of 2004. So we simply did not have that revenue in the 2005 period.

Gross margin for the first quarter was 58.3%, which was consistent with the gross margin realized in the same period last year. Compared to the fourth quarter of 2004, gross margin increased from 54.5%, primarily as a result of reduced sales to Japan which have lower gross margins.

Sales and marketing expense for the first quarter of 2005 totaled $4.9 million, or 33% of revenue, compared to $6 million, or 39% of revenue, last year. The decrease in sales and marketing expenditures is primarily attributable to lower indirect sales channel and service-related selling expenses and reduced direct marketing cost.

Research and development expense for the first quarter totaled $1.5 million, or 10% of revenue, compared to $1.7 million, or 11%, in the prior year’s first quarter. This decrease is primarily a result of lower project costs related to the development of G3 - the Powerheart G3 PRO and the Powerheart G3 Auto AED units, which were introduced in the second half of 2004. The product development group is currently focused on completing the development of the traditional in-hospital defibrillator product for GE Healthcare, which is expected to be released in late June. And I will make some additional comments on that in a bit as well.

G&A expense for the first quarter was $5.2 million, or 35% of revenue, compared to $4.1 million, or 27% of revenue, in the same period last year. This increase is primarily attributable to $630,000 of merger-related cost incurred in this quarter and higher legal fees compared to a year ago.

During the quarter, legal expenses totaled $887,000 primarily related to the Philips litigation, - patent litigation.

Total operating expenses for the first quarter of 2005 were $12 million compared to $12.3 million in the same period last year. Excluding merger-related expenses incurred during the quarter and legal expenses for both periods, operating expenses decreased $1.3 million or 11% quarter-over-quarter as a result of a series of expense reductions that we implemented during 2004.

Net interest for the quarter totaled $1.8 million compared to $1.6 million in the prior period reflecting a larger amount of long-term debt outstanding this year as compared to the prior year. In addition, we took a charge of $1.4 million this quarter relating to the issuance of 477,000 shares and the payment of $556,000 in cash as consideration for delays in filing a registration statement in connection with our July 2004 pipe offering.

Excluding the impact of any potential goodwill impairment charge, our operating loss for the first quarter was $3.2 million, which was consistent with the operating loss in the prior year’s period. The net loss for the quarter was $6.6 million, or $0.08 cents per share, compared to $4.8 million, or $0.06 cents per share, in the same period last year.

Regarding the balance sheet, we ended the quarter with approximately $9.6 million of cash. Our DSO, or daily sales outstanding, was approximately 83 days compared to 99 days for the same period last year. The first quarter’s cash usage of $4.3 million was higher than our recent quarterly average of approximately $3 million, primarily as the result of merger-related expenses, increased levels of legal fees, and a cash portion of the consideration paid in connection with the delay in filing our registration statement.

As we have previously disclosed in January of 2005, we reached an agreement with our senior note holders to amend certain terms of the senior notes. This amendment included extending the maturity date 12 months to May of 2008, deferring all cash interest payments until maturity, and modifying and eliminating certain financial covenants. In addition, the senior note holders waived any covenant violations for the quarter and the year ending December 31, 2004. As consideration, we agreed to reduce the exercise price of the 13.4 million warrants to $2 per share from a blended average of $3.21.

In regards to the outlook for the balance of 2005, we have reiterated our guidance, which I’ve laid out in detail in our news release.

At this point, I’d like to provide some additional color on Q1 sales.

As I mentioned earlier, sales of AED products and accessories and training services combined were $14.6 million, which was in fact 97% of the company’s total Q1 revenue.

Sales of our in-hospital Powerheart Cardiac Rhythm Module and related electrodes accounted for 2% of revenue or $300,000.

The good news is we posted a strong gross margin, thanks in part to stable ASPs or average selling prices, and a lower weighting of OEM sales in the period.

The two strongest sectors within the domestic AED market in Q1 continue to be corporate and government workplace facilities. Combined, these segments accounted for over 70% of total AED revenue in the US.

As far as the breakdown by market segment is concerned, we have corporate and government workplaces, as I mentioned, which is a shade over 70%; schools at about 13%; fire, police and EMS market at 11%; and the medical and dental market coming in at 4%.

We had another very strong quarter outside the United States with international sales accounting for approximately 36% of total revenue. The UK and Japan were the biggest contributors. Sales in the UK were particularly strong in Q1. We not only delivered the balance of the 2,300 AEDs on the government contract, but also our day-to-day business was aided by our new market leading position. We are optimistic about the ongoing prospects in this market given the implicit endorsement of the British National Health Service. Sales in Japan were marginally up from Q1 period of last year, however, down sequentially from Q4 as I mentioned earlier.

As stated in the news results released today, after very strong sales growth in 2004, we are awaiting approval by the Japanese Ministry of Health for our biphasic version AED which has been under consideration for nearly two years. Currently, our monophasic version AED is approved for sale in Japan. We understand that only Philips has an approved biphasic version selling in Japan as this time. The issue at hand is that as demand for AEDs in Japan has grown as the market gained sophistication. Certain experts are recommending customers purchase biphasic version AEDs.

Today, we hold the Number 1 market share position in this growing market. This position is primarily attributable to the quality of the current AED product, strength of our relationship with Nihon Kohden, and Nihon Kohden’s strong market presence, particularly in the medical segment which accounted for about 90% of the Nihon Kohden’s AED sales to date. In order for Cardiac Science to avoid a substantial decrease in shipments to Japan in 2005, it is critical we gain the biphasic regulatory approval by this summer. We are hopeful that this marketing clearance can be received in the next few months, and therefore we can immediately begin shipments of our Nihon Kohden branded biphasic version AED.

Gains in our international AED sales, together with a respectable showing by our US direct sales force, were offset by year-over-year decrease in sales of AEDs to US distributors. This decrease, albeit painful, was anticipated to some extent given our strategic shift to larger national U.S. distributors which, by their nature, require more support and ramp up time to achieve expected levels of sales performance. We believe, however, this is the right long-term strategy and expect our alliances with Airgas, Fisher, Concentra, in particular, will pay dividend for us in the corporate workplace market in the upcoming quarters.

We are also optimistic that, based on our new agreement with GE Healthcare, we can begin to achieve sales in the growing U.S. hospital AED market, where we believe two of our competitors, namely Medtronic and Zoll, are selling a meaningful number of their AEDs. Nowadays, AEDs are being deployed in hospitals in order to treat patients in the non-acute sections of the hospital and are also being deployed to protect visitors and hospital employees. In February, we trained GE’s 40-person hospital sales team, which has been assigned to selling Cardiac Science branded AEDs, and we are looking forward to having GE soon market the entire line of Cardiac Science external defibrillator products to hospitals in North America. With respect to the new traditional in-hospital external defibrillator, which has been under development for sale by - or has been under development by Cardiac Science for sale by GE healthcare, this new product will allow Cardiac Science for the first time to potentially gain a share of the replacement market for traditional hospital external defibrillators. To date, Cardiac Science has not had a product offering in this category, which incidentally, Frost & Sullivan estimates to account for approximately $300 million in annual worldwide purchases.

In regards to this product, in this quarter, we filed our 510(k) submission with the FDA for this product. The 510(k) is currently pending, and we don’t anticipate any obstacles relative to gaining approval.

From a development and manufacturing standpoint, we anticipate that the GE products will be released at the end of June.

As is the case with the existing line of Cardiac Science AEDs, the new defibrillator product will be manufactured by Cardiac Science under it’s Powerheart brand for sale by GE in the US hospital market and also manufactured by us on a private-label basis under the GE Responder brand-name for sale by GE in Europe, Asia, the Middle East, and other international markets.

Okay, two more comments before we move to the Q&A.

With respect to the Philips patient litigation, we spent approximately $730,000 on this matter in Q1. To remind shareholders, Cardiac Science has sued Philips for patent infringement and there are a total of 21 patents currently at issue. There are not too many changes from the last update that we provided in this regard other than that the discovery was officially closed during this particular quarter, so there is some progress in the case. Initial claim construction briefs are due on May 1. Claim construction hearing, sometimes referred to as the Markman Hearing, is scheduled for July of 2005. We anticipate claim construction ruling in August 2005. We’ve been asked to be ready for trial in early 2006, and we currently estimate a possible trial date of mid-2006 for this matter.

In closing, I’d like to add that with respect to the proposed merger with Quinton, we believe that the merger plays the respective strengths of both organizations, and that combining the companies, it will allow us to significantly enhance our operating leverage and create some critical mass as evidenced by the 2005 estimated pro forma sales of the combined companies of approaching $180 million, and the notion of double-digit growth anticipated in 2006.

And perhaps as importantly, it will help us address one particularly troublesome challenge to our business. Let me explain.

Potential customers recognize that Cardiac Science has a broad line of high quality AEDs, as well as world-class training and program management. However, our larger competitors consistently attempt to negatively influence prospective customers by suggesting that our modest size and lack of profitability is a cause for concern, and they have some degree of success in doing that.

We believe that the new Cardiac Science envisioned to be a substantially larger Company with a stronger financial position will help us mitigate this competitive issue. And, as a result, we believe this will allow Cardiac Science to more effectively compete and further accelerate the growth of AED sales.

At this point, Matt, I‘d like to open up the call for any questions that there might be.

Matthew Clawson:	Thanks, Ray.

Misty, are you available to open up for questioning?

Operator:	Thank you.

Ladies and gentlemen, if you would like to register a question, please press the star on your telephone. If you have - if your question has been answered and you would like to withdraw your registration, press the pound.

If you are speaking on a speakerphone, please lift your handset before entering your request.

One moment please for the first question.

Our first question comes from the line of Ed Shenkan with Wells Fargo Securities.

Ed Shenkan:	Good morning.

Ed Shenkan:
I wanted to ask you an overall question about your guidance for the AED market growth. Your guidance is 15% to 22% growth, and where do you see the market growing? Do you think you’re going, you know, to take share in the upcoming year? And if you can also comment on ASPs in the market, and what would you expect when GE enters? Will they price, you know, their product in the hospital somewhere, you know, to current products for a discount or premium?

Raymond Cohen:	Okay. Thanks for your questions, Ed.

I’ll try to remember all of them and answer them. And I think, by the way, I read your note this morning that you sent out on one of the companies in the field. And I think that I would concur with you that we think that the AED market is growing at about 20% to 25%.

We think that in some segments of the market, the growth is faster. And in some segments, it may be slower. And as you know the - most of the uptake in the AED market has come historically primarily out of the United States, and we do have a number of international countries which are now starting to, you know, deploy AEDs at a faster rate. So clearly the sales internationally are growing in a much faster rate than sales in the United States just on a pure, you know, kind of year-over-year percentage basis.

So, but in general I think, it’s clear that the marketplace is definitely growing. You asked about ASPs and, you know, for us what we’re finding is that, you know, ASPs are relatively stable. You know, we do have some shift internally for our own Company just depending upon the waiting of sales.

If we do a little more direct sales in a quarter, we have obviously higher ASPs. And if we do more OEM sales, and so our ASPs have a tendency to kind of shift up and down a bit as a Company which does affect our gross margin and there in lies the swing. Sometimes we’re, you know, one quarter with 55%, one quarter it’s 58%. And, you know, we’ve kind of seen that come up and down. But that’s less a reflection of ASPs in the marketplace as it is the internal mix of Cardiac Science.

What we have seen is that the prices for AEDs in the marketplace in the US, which is still the biggest market, we see them being relatively flat and there is a certain sanity that we believe has crept into the market over the past few quarters.

Now that Zoll has settled in to the marketplace and, you know, with Philips and Medtronic and Cardiac Science, you know, we’re all maintaining a kind of some reasonable prices.

And I would say that today, you know, individual AEDs whether you buy, you know, 5 or 10 or 50 or whatever, you know, the price is moving somewhere between $1,500 to $2,000 depending upon features and models and so forth.

So that’s kind of where it fit.

Ed Shenkan:	There - oh, sorry go ahead.

Raymond Cohen:	I’ll finish the GE comments. And you can circle back if I left something out.

Regarding GE, you know, we are just getting started with them as far as them taking the AED products into the US on hospital market.

We do anticipate that GE will offer these products at what is the standard market price is. Having said that, their focus in the hospital is clearly going to be with our medically oriented product, the Powerheart G3 PRO, which has a display and has manual override capability and is a higher priced product.

So, you know, not all AEDs are created equal today. You know, there are three types of products today. There’s a consumer version, a commercial version, and a professional version. And it is important to note that there is a distinction. And if there is a price differential that runs at about - is about $2,000-price differential from the low-end consumer version to the higher end commercial version.

So $1,500 to $3,500 is really the price range for models of AEDs depending on what they do in the marketplace. And so this notion of one AED fits all is really may be a thing of the past.

So, yeah, if you have a follow-up, Ed, I’ll take it.

Ed Shenkan:	Yes. I’ll just give you one follow-up, and then I will get back in queue.

It would be - you’re expecting 15% to 22% growth and, you know, the market you’re saying is 20% to 25%, are you guys just being conservative? Maybe you could put that into perspective, and then also - or is there any pending legislation that you’re expecting that could really help the market to surge more, you know, anything out there? Thank you.

Raymond Cohen:	Yeah. Thank you, Ed.

I think that there is a lot of legislation that is out there, but the problem we run into is trying to time that or to gauge what the reaction is going to be. We’ve talked a lot about that in the past.

Any of these types of things that come to pass are market drivers and could - it could quicken the phase of growth in the marketplace.

As far as our guidance is concerned, I mean, I think that we’re doing is we’re trying to be a little bit realistic. In the past years, if we look at 2002, 2003, you know, we grew at 2 to 3 times the rate of the market. And we did that probably for 8 or 10 quarters in a row.

As we moved into 2004 and into the 2005 year, you know, we’re not growing at that rate and it’s obvious in our numbers. Part of the problem is the competitive landscape. We have had new entrants come into the market, particularly Zoll has come in and capture a percentage of the market, and I think that, you know, we are challenged on a daily basis to overcome these objections that we get.

With the larger competitors, you know, continue to kind of throw a rock at us and say, you know, that our small size should be cause for concern. And we’ve spoken to that in my - in the news release and in my comments. And we really do believe that we can mitigate that concern through the merger because it just - simply that kind of a comment just doesn’t fly when you’re talking about a company with a strong balance sheet and approaching $200 million in revenue.

So, the fact is we are holding our own. You know, we, you know, we are seeing increases in our corporate and government workplace business. We think we’re the market leader in that segment. We continue to do very well in the school market. And in some respects, we are not participating and really have not participated yet in the growth of AED sales to hospitals, and we are still disadvantaged in selling AEDs into the physician’s office today just based upon the current pricing structure of our offering in that particular segment.

So we’re not playing in every single segment of the marketplace in the United States. We’re playing in the public access market, the corporate market, the government workplace market, the school market, but some of these other segments, you know, we’re just in a position where we haven’t had any distribution.

So that is part of the reason why whereas the market maybe growing at 20% 25%, you know, we have not been able to realize that level of growth as a company in the last couple of quarters.

Operator:	Your next question comes from the line of John Calcagnini with CIBC World Markets.

John Calcagnini:	Hi, guys. Just - good morning.

I wondered if you could give us an update on when with regard to the attempt to enjoin the transaction, when we - what should we be watching for? What are the - sort of drop dead date on that. That was my first question.

Roderick de Greef:	John, let - it’s Rod. Let me answer that.

There’s really no drop dead date. Specifically, I think a key gating item or milestone here in the suit process is going to be the filing of the S-4, which I think could result in some amended, you know, claims by the plaintiff attorneys. And we’ll have to take it from there, but that is viewed by our attorneys as a significant event. So, that’s going to occur in the next week or so. So we would expect that to, you know, maybe have an impact on things.

John Calcagnini:	And what would be timeline? I mean could that - let me, you know, if you’re thinking third quarter, I would assume that we’d have to see a decision on that pretty quickly, right? I mean how does that…

Roderick de Greef:
Well, you know, the courts in Delaware are pretty quick. And we would obviously need to get this kind of a suit resolved prior to the close. And, you know, we are expecting to close it in the third quarter. So we’re sticking by that.

John Calcagnini:	So, were you suggesting that you’re working on some kind of a settlement to this matter or (is this has a)…

Roderick de Greef:	I really can’t say any more than we’ve said, John.

John Calcagnini:	Okay. So, that’s…

Raymond Cohen:	And by, you know, by - as I said in the prepared markets - this is Ray, again now - by definition, if the plaintiffs decide to continue with this case.

John Calcagnini:	Could delay the merger?

Raymond Cohen:	No. If they decide to continue with the case and if they decide to press to enjoin the merger, by definition, that would have to occur prior to the anticipated close date.

Roderick de Greef:	The resolution thereof…

Raymond Cohen:	(Right).

Roderick de Greef:	…would have to occur, right.

John Calcagnini:	Right. But - okay.

Raymond Cohen:	And that dictates the timing, you know.

John Calcagnini:	Well I was just thinking, you know, I mean if they - if there was no decision from the court, could that in itself delay the closing?

Roderick de Greef:	Well, we think that it - given the history of the courts in Delaware, it would be highly improbable that this matter would not be taken up in an expeditious manner.

John Calcagnini:	Okay.

The second question was - Ray, what does Complient contribute in revenue in the quarter?

Raymond Cohen:	You mean, what did we do on our AED training services business?

John Calcagnini:	Correct.

Raymond Cohen:	Approximately, a little less than $1.8 million.

John Calcagnini:	$1.8 million.

So, really AEDs were $14.6 minus that number?

Roderick de Greef:	Well - and John, we had about $300,000 of CRM business.

John Calcagnini:	Right.

Raymond Cohen:	(It was coming off to) $14.6?

John Calcagnini:	Yeah, boxes. In other words, what were AED units this year versus the year ago? Rod, can you give us those total units worldwide?

Roderick de Greef:	Yeah, give me a second.

We did about 6,000 units this quarter compared to…

Raymond Cohen:	Let us look it, John. We’ll answer the question in a bit.

You have another question?

John Calcagnini:	Yeah, I do.

I have question about GE, Ray. I thought that you guys would have started - had much more of an impact on the quarter from GE, not a huge number, but we thought that that would have gotten up and running much quicker. And it seems like that’s been pushed out several times.

I wondered if you could talk about why that occurred, and if this merger has had any impact on your relationship with GE.

Raymond Cohen:	Well, you know, we anticipate that, you know, we’ll continue to talk about this relationship. And as new developments occur, you know, we’ll obviously update investors about that.

The fact is that, I think, GE is really no different than any other very, very large company and that is that it simply takes time, you know, when you go out and get in front of the sales force for the first time as we did, you know, in late in the January or early February as I recall, when we first did the training, you know, you’re introducing a new product to a sales group. And the fact of the matter, they haven’t sold this product before as has been the case with GE in the United States.

Then it’s going to take time for those guys to get a handle on the product and get out and talk to their prospects, and one needs to remember, I think that or taken into effect that we’re talking about the hospital market. And, you know, hospital market by the nature of it is a longer-term sales situation, so because we have not seen short-term results does not imply that there are no deals on the go, okay?

John Calcagnini:	Uh-huh.

Raymond Cohen:
It’s just that it just takes a little bit longer and, you know, as this issue with GE relative to them as a partner for AEDs in the US, this is a longer term play. And we think that over time, this is going to pay large dividends for the Company. But it is not going to, you know, we don’t see it lighting up the world in a short term.

The other issue, John, is once we come out with the traditional cart - “crash cart product” that will start to be sold, you know, we’ll start to see revenue from that in the third quarter of this year, that then gives them really a complete line of products to offer. And we would expect at that point we’ll start to see measurable revenue from this relationship.

And regard to your answer on the numbers, the bottom line is that we were up about 10% in unit sales from last year as far as the number of units is concerned, John.

John Calcagnini:	Uh-huh, okay.

I think that was it for me now. I’ll jump in queue.

Raymond Cohen:	Thank you, sir.

Operator:	Your next questions come from the line of Alan Robinson with Delafield Hambrecht.

Alan Robinson:	Good morning, gentlemen.

Just a follow up to Ed’s comments on the growth trajectory in the AED markets the remainder of this year.

It seems that in the first quarter, AEDs grew what about 6% or so? What is the mechanism that is going to accelerate the growth for the remainder of the year? Is that an issue over the sales force motivation or is this one - something else going on there?

Raymond Cohen:
Well I think that, you know, as I stated in the news release, Alan, the first quarter is typically the slowest quarter of the year for Cardiac Science. And it’s really indicative of the kind of waiting.

Just talking about the US market for a second because if we look at the international market, you know, sales are growing there and they’re growing at a very good rate and so forth. So that’s not the issue. The issue for us is the US sales.

We’ve had - we had two things going on. One is that our US distribution sales on a year-over-year basis, which is what is providing this percentage growth number for us, they are down and they’re down by more that $1.5 million on a comparison year-over-year.

So that’s based on the strategic shift, based on getting these newer dealers up and running and so forth. So that’s the Number 1 issue.

Had that number been the same, then I think what - you add that in and then what you get is something closer to the 15% rate of growth for us. That‘s a strategic shift and that’s a fact.

On the direct sales, we did increase direct sales in the quarter year-over-year maybe not as fast as we would have like and that’s based upon the fact that the majority of the revenue in our case 70% is going into this workplace segment, and in the first quarter this is a more difficult time. It’s a little sluggish because of budgets and so forth.

We ran into the same exact problem last year, and we did rebound with much better numbers in Q2. So we’re optimistic that that would be the case.

As far as other things that could stimulate a faster growth, some of it would be the increase in the numbers of our salespeople in the ground. We’re incrementally increasing the numbers of reps quarter by quarter, a couple of people here, a couple of there.

And then, as one of the other, I think as Ed asked, you know, relative to legislation and things like that. I mean any kind of external driver creates a bullish opportunity for us that we would obviously want to take advantage of.

Lastly, is that we have some uneven stuff that happened in this market relative to state and, you know, state and local bids where at any given time, you know if you win a bid, you know, and you pop a half a million or a million dollars form one order then, you know, that has a tendency to help you, you know, increase those numbers.

So, hopefully, I’ve answered your questions. It’s not one thing. It’s a combination of a number of items. And ultimately, you know, we need to be able to remove the pebble that we have in our shoe, and we think as I’ve said earlier that this merger is going to help us because if you - if we could simply compete on a level playing field based on the quality of products and services, we believe that we can grow at or faster than the rate of the market.

Alan Robinson:	Okay, thanks.

And I apologized if this has been asked already, but when do you expect the S-4 to come out?

Raymond Cohen:	Within the next week or so, Alan.

Alan Robinson:	All right, thank you.

Operator:	Mr. Cohen, there are no further questions at this time.

I will now like to turn the call back over to you. Please continue with your presentation or closing remarks, sir.

Raymond Cohen:	Okay.

Well then at that point if there’s no further questions, we will close it. We appreciate everyone’s interest in the Company. We will continue to keep our shareholders informed about the status of the merger, changes in the litigation piece.

We will notify the market regarding the filing of the S-4 so that there’s wide dissemination that people can review the S-4 merger filing and provide that additional information as it becomes available.

We will also have our 10q which will be filed on May 10. At that time, we will be able to provide all the details on the results for the quarter in more detail than we were able to verbalize today and have a resolution to - if any, if there’s need to be some impairment - if that is determined to be the case, and so forth.

So, with that said, we appreciate everyone’s continued interest, and we will look forward to speaking with you again.

So, Matt, at that point, we would conclude for the day.

Matthew Clawson:	Thanks a lot, Ray. And thank you again everyone for joining us for the call.

We’ll sign out now.

Operator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your presentation and ask that you please disconnect your line.

END